
                                                                            ----------------------------
                                                                                 OMB APPROVAL
    FORM 4                                                                  ----------------------------
                                                                            OMB Number:       3235-0287
[ ] Check this box if no longer subject to                                  ----------------------------
    Section 16. Form 4 or Form 5                                            Expires:  September 30, 1998
    obligations may continue. See                                           Estimated average burden
    Instruction 1(b).                                                       hours per response ......0.5
                                                                            ----------------------------

                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, D.C. 20549

                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


        Kessman             Alan                                           Vion Pharmaceuticals, Inc. (VION)
--------------------------------------------------------------------- -------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  IRS Identification      4.  Statement for
                                                                           Number of Reporting         Month/Year
                                                                           Person, if an entity
                                                                           (voluntary)                 November 2001
         c/o Vion Pharmaceuticals, Inc.
         4 Science Park
---------------------------------------------------------------------                              ---------------------------
                              (Street)                                                              5.  If Amendment,
                                                                                                        Date of Original
 New Haven           CT                           06511                                                 (Month/Year)
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person(s) to Issuer

(Check all applicable)

       X     Director                        10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         Title below)    -------       below)

President and Chief Executive Officer
-------------------------------------------------------------
7.  Individual or Joint/Group Filing
            (Check Applicable Line)
  X   Form filed by One Reporting Person
-----
      Form filed by More than One Reporting Person
-----
-------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Inst. 3)                                      action         action             or Disposed of (D)
                                                    Date           Code               (Inst. 3, 4 and 5)
                                                    (Mo/           (Inst. 8)
                                                    Day/     ----------------------------------------------------------
                                                    Yr)          Code       V       Amount      (A) or        Price
                                                                                                (D)
------------------------------------------------------------------------------------------------------------------------
    Common Stock                                  11/29/01         P                 1,000         A          $4.60
------------------------------------------------------------------------------------------------------------------------
    Common Stock                                  11/30/01         P                 1,000         A          $4.79
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form:  Direct                     Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned at                        (Instr. 4)                        Ownership
    End of Month                                                      (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
       25,100                             D
----------------------------------------------------------------------------------
       12,756                             I                             By CBK
                                                                        Associates
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

----------------------------------------------------------------------------------

Reminder: Report on a separate line for class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see
 Instruction 4(b)(v).

                        (Print or Type Responses)                         (Over)

                                                                 SEC 1474 (7-96)

           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                      BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                      WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion            Derivative             and Expiration Date
                             Exercise      Date        Code            Securities             (Mo/Day/Yr)
                             Price of      (Mo/        (Instr. 8)      Acquired (A)
                             Derivative    Day/                        or Disposed of
                             Security      Yr)                         (D) (Instr. 3, 4,
                                                                       and 5)
                                                     -------------------------------------------------------------
                                                         Code    V      (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
7. Title & Amount of      8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           Form of             of Indirect
   (Instr. 3 and 4)          Security           Securities           Derivative          Beneficial
                             (Instr. 5)         Beneficially         Security            Ownership
                                                Owned at             Direct (D)          (Inst. 4)
                                                End of               or Indirect
                                                Month                (I) (Inst. 4)
                                                (Inst. 4)
-------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                          /s/ Alan Kessman                      12/6/01
                     --------------------------------           ---------------
                               ** Name                          Date

                                                                 SEC 1474 (7/96)

                                                                     Page 2 of 2